Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2027 RESULTS

Net Income of $1.57 Million in the September 2026 Quarter, Down 28% from the Sequential Quarter and 6% from the Comparable Quarter Last Year

Net Interest Margin of 3.32% in the September 2026 Quarter, Up 11 Basis Points from the Sequential Quarter and 32 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.04 Billion at September 30, 2026, Compared to $1.03 Billion at June 30, 2026

Total Deposits of $897.7 Million at September 30, 2026, Down 1% from $910.4 Million at June 30, 2026

Non-Performing Assets to Total Assets Ratio of 0.04% at September 30, 2026, Unchanged from June 30, 2026

Allowance for Credit Losses of $6.59 Million at September 30, 2026, Up from $5.85 Million at June 30, 2026

Riverside, Calif. – October 27, 2026 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the first quarter ended September 30, 2026.
The Company reported net income of $1.57 million, or $0.25 per diluted share (on 6.29 million average diluted shares outstanding), for the quarter ended September 30, 2026, down 28 percent from $2.18 million, or $0.35 per diluted share (on 6.33 million average diluted shares outstanding), in the fourth quarter of fiscal 2026, and down six percent from net income of $1.68 million, or $0.25 per diluted share (on 6.62 million average diluted shares outstanding), in the comparable period a year ago. The decrease compared to the sequential quarter primarily reflected a $777,000 provision for credit losses, in contrast to a $95,000 recovery of credit losses, and a $479,000 decrease in non-interest income, partly offset by a $459,000 increase in net interest income and a $130,000 decrease in non-interest expenses. The decrease from the comparable quarter last year was due primarily to a $777,000 provision for credit losses, in contrast to a $626,000 recovery of credit losses, partly offset by an $840,000 increase in net interest income.
“Our results for the first quarter reflected a higher provision for credit losses to build our allowance for credit losses, as an increase in interest rates extended the expected life of the loan portfolio. However, credit quality remains excellent,” said Donavon P. Ternes, President and Chief

Executive Officer. “In a highly competitive environment, we maintained positive operating momentum, with increased net interest income, an expanded net interest margin and well-managed operating expenses. Together with our opportunistic share repurchases at prices below book value and consistent cash dividend, we remain focused on delivering long-term shareholder value,” added Ternes.
Return on average assets was 0.52 percent for the first quarter of fiscal 2027, compared to 0.73 percent for the fourth quarter of fiscal 2026 and 0.55 percent for the same quarter last year. Return on average stockholders’ equity for the first quarter of fiscal 2027 was 4.93 percent, compared to 6.85 percent for the fourth quarter of fiscal 2026 and 5.17 percent for the same quarter last year.
In the first quarter of fiscal 2027, net interest income increased $840,000 or nine percent to $9.77 million from $8.93 million for the same quarter last year. The increase reflected the impact of a $581,000 increase in income from interest-earning assets and a $259,000 decrease in funding costs. Net interest margin increased 32 basis points to 3.32 percent in the first quarter of fiscal 2027 from 3.00 percent in the same quarter last year, reflecting a higher average yield of interest-earning assets and lower funding costs.
Interest income on loans receivable was $13.45 million in the first quarter of fiscal 2027, up $318,000 or two percent from $13.13 million in the same quarter last year, primarily due to a higher average loan yield, which was partly offset by a lower average loan balance. The yield on loans receivable increased 17 basis points to 5.22 percent from 5.05 percent in the same quarter last year. The increase in the loan yield was primarily due to the effect of adjustable rate loans repricing, partly offset by an $89,000 increase in net deferred loan cost amortization to $429,000 in the first quarter of fiscal 2027 from $340,000 in the same quarter last year. During the last 12 months ended September 30, 2026, approximately $270.6 million of adjustable-rate loans repriced to a weighted average rate of 7.12 percent, up 99 basis points from 6.13 percent prior to repricing. The average balance of loans receivable for the quarter ended September 30, 2026 decreased $8.1 million, or one percent, to $1.03 billion compared to the same quarter last year.
Interest income from investment securities decreased $74,000, or 17 percent, to $356,000 in the first quarter of fiscal 2027 from $430,000 for the same quarter last year. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities totaled $88.4 million, a decrease of $20.3 million, or 19 percent, from the same quarter last year, reflecting the continued runoff of the investment security portfolio. The yield on investment securities increased three basis points to 1.61 percent in the first quarter of fiscal 2027 from 1.58 percent for the same quarter last year, resulting from a lower premium amortization ($46,000 vs. $74,000).
In the first quarter of fiscal 2027 the Bank received $480,000 in cash dividends from the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, up $269,000 or 127 percent from $211,000 in the same quarter last year, primarily due to a $307,000 special cash dividend from FHLB – San Francisco stock. The average balance of FHLB – San Francisco stock and other equity investments increased $382,000 or four percent to $10.7 million from $10.3 million in the same quarter last year, due primarily to the Visa stock conversion from class B2 to class C shares in May 2026 and an increase in the fair value of Visa class C shares.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank (“FRB”) of San Francisco, was $442,000 in the first quarter of fiscal 2027, up $68,000 or 18 percent from $374,000 in the same quarter last year. The increase was due to a higher average balance, partly offset by a lower average yield. The average balance increased $13.5 million, or 40 percent, to $47.0 million in the first quarter of fiscal 2027 from $33.5 million in the same quarter last year. The yield decreased 69 basis points to 3.68 percent from 4.37 percent in the same quarter last year, due to a lower average interest rate on FRB reserve balances.
Interest expense on deposits for the first quarter of fiscal 2027 was $3.35 million, an increase of $364,000 or 12 percent from $2.99 million for the same period last year, reflecting higher average deposit balances of $905.9 million, compared to $885.0 million in the prior-year quarter, and an increase in the average cost of deposits. The average cost of deposits increased 13 basis points to 1.47 percent from 1.34 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit.
During the first quarter of fiscal 2027, transaction account balances (or “core deposits”) decreased $11.3 million, or two percent, to $545.9 million, while time deposits decreased $1.4 million to $351.8 million. Brokered certificates of deposit totaled $158.0 million at September 30, 2026, down $3.4 million, or two percent, from $161.4 million at June 30, 2026, while the weighted average cost of brokered certificates of deposit increased one basis point to 3.94 percent at September 30, 2026 from 3.93 percent at June 30, 2026.
Interest expense on borrowings, primarily comprised of FHLB – San Francisco advances, decreased $623,000, or 28 percent, to $1.61 million during the first quarter of fiscal 2027 from $2.23 million for the same period last year. This decrease was due to a $33.8 million, or 18 percent, decrease in average borrowings to $159.1 million from $192.9 million, as well as a 58 basis point decrease in the average cost of borrowings to 4.01 percent from 4.59 percent, due primarily to maturities of higher-cost advances being replaced with lower-cost advances.
At September 30, 2026, the Bank had approximately $239.1 million of remaining borrowing capacity with the FHLB – San Francisco, an additional $175.1 million available through a borrowing facility with the FRB of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $464.2 million at September 30, 2026. The Bank also remained well capitalized under all applicable regulatory capital requirements.
During the first quarter of fiscal 2027, the Company recorded a $777,000 provision for credit losses, which included a $36,000 provision related to unfunded loan commitment reserves. This compares with a $626,000 recovery of credit losses in the same quarter last year and a $95,000 recovery of credit losses in the fourth quarter of fiscal 2026 (the sequential quarter). The provision for credit losses was primarily driven by an increase in the expected life of the loan portfolio attributable primarily to higher interest rates and a modest increase in the loan portfolio balance.

The provision was partly offset by other favorable factors, including lower historical loss rates and improved forward-looking economic indicators.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased slightly to $504,000, representing 0.04 percent of total assets at September 30, 2026, compared to $505,000, or 0.04 percent of total assets, at June 30, 2026. At September 30, 2026, non-performing loans were comprised of three single-family loans and one multi-family loan, unchanged from June 30, 2026. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended September 30, 2026 and 2025.
Classified assets were $4.1 million at September 30, 2026, consisting of $785,000 of loans in the special mention category and $3.3 million of loans in the substandard category. This compares to $2.5 million at June 30, 2026, consisting of $792,000 of loans in the special mention category and $1.7 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $6.6 million, or 0.64 percent of gross loans held for investment, at September 30, 2026, up from $5.9 million, or 0.57 percent of gross loans held for investment, at June 30, 2026. The increase in the allowance for credit losses was due primarily to a longer estimated average life of the loan portfolio attributable to an increase in mortgage interest rates and a higher loan portfolio balance from June 30, 2026. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at September 30, 2026.
Non-interest income decreased $9,000, or one percent, to $804,000 in the first quarter of fiscal 2027 from $813,000 in the same period last year. The decrease was primarily due to a decrease in loan servicing and other fees, as well as decreases in deposit account fees and card and processing fees. These decreases were  partly offset by other non-interest income (mainly due to a higher gain on other equity investments). On a sequential quarter basis, non-interest income decreased $479,000, or 37 percent, primarily due to a lower gain on other equity investments resulting mainly from the Visa share conversion in the prior quarter.
Non-interest expense decreased $15,000 to $7.62 million in the first quarter of fiscal 2027 from $7.63 million in the same quarter last year, primarily due to a $111,000 or two percent decrease in salaries and employee benefits (mainly lower compensation expenses and retirement expenses), partially offset by a $103,000 or 13 percent increase in other operating expenses. On a sequential quarter basis, non-interest expense decreased $130,000, or two percent, primarily due to decreases in salaries and employee benefits (mainly lower retirement expenses and stock-based compensation expenses), partly offset by an increase in other operating expenses.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the first quarter of fiscal 2027 was 72 percent, an improvement from 78 percent in the same quarter last year. The ratio also improved from 73 percent in the fourth quarter of fiscal 2026 (the sequential quarter). The improvement compared to both the sequential quarter and the same quarter last year was driven by lower total non-interest expense and higher net interest income, partly offset by lower total non-interest income.
The Company’s provision for income taxes was $605,000 for the first quarter of fiscal 2027, down 43 percent from $1.05 million in the same quarter last year and down 20 percent from $756,000 in the fourth quarter of fiscal 2026 (the sequential quarter). The decrease compared to the same quarter last year was due to a lower pre-tax income and a reduction in the effective tax rate to 27.8 percent from 38.5 percent. The decrease compared to the sequential quarter similarly reflected lower pre-tax income, partly offset by a higher effective tax rate from 25.7 percent in the prior quarter. The lower effective tax rate was due primarily to tax benefits related to stock-based compensation.
The Company repurchased 86,431 shares of its common stock at an average cost of $18.30 per share during the quarter ended September 30, 2026, and paid a quarterly cash dividend of $0.14 per share. As of September 30, 2026, a total of 88,174 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (collectively referred to as the Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 28, 2026 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-833-461-5787 and referencing Conference ID number 692023312.  An audio replay of the conference call will be available through Wednesday, November 4, 2026 by dialing 1-833-309-1852 and referencing Conference ID number 692023312.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: adverse economic conditions in the Company’s local market areas or other markets in which it has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, and their effect on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks associated with lending activities, including loan delinquencies, charge-offs, changes in the allowance for credit losses (“ACL”), and the provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; the quality and composition of the Company’s securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; liquidity risks, including the Company’s ability to borrow funds or raise additional capital, if necessary; the Company’s ability to successfully implement key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; results of examinations by regulatory authorities, including the possibility that a regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or its bank subsidiary that could require the Company to increase its ACL, write down assets, alter its regulatory capital position, affect its ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions, any of which could adversely affect its liquidity and earnings; the Company’s ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislative or regulatory changes, including but not limited to changes in capital requirements, banking regulation, tax laws, or consumer protection laws; the use of estimates in determining the fair value of assets, which may prove inaccurate; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, South America and Asia, or the imposition of new or increased tariffs or trade restrictions, which could disrupt financial markets, global supply chains, commodity prices, or economic activity; staffing fluctuations in response to changes in product demand or corporate implementation strategies; the Company’s ability to pay dividends on its common stock; environmental, social and governance matters; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on the Company’s website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2027 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Assets
Cash and cash equivalents	$53,245	$49,210	$57,126	$54,370	$49,407
Investment securities - held to maturity, at cost with no allowance for credit losses	84,086	89,251	93,997	98,899	103,877
Investment securities - available for sale, at fair value	1,163	1,272	1,346	1,404	1,544
Loans held for investment, net of allowance for credit losses of $6,591, $5,850, $5,934, $5,634 and $5,780, respectively; includes $902, $978, $997, $1,006 and $1,010 of loans held at fair value, respectively	1,036,695	1,032,682	1,029,644	1,037,655	1,041,776
Accrued interest receivable	4,422	4,285	4,196	4,106	4,180
FHLB - San Francisco stock and other equity investments, includes $1,090, $1,041, $622, $721 and $702 of other equity investments at fair value, respectively	10,658	10,609	10,190	10,289	10,270
Premises and equipment, net	8,998	9,231	9,551	9,836	8,992
Prepaid expenses and other assets	10,673	11,621	11,574	11,333	10,761
Total assets	$1,209,940	$1,208,161	$1,217,624	$1,227,892	$1,230,807

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$85,351	$86,859	$84,628	$75,316	$79,007
Interest-bearing deposits	812,377	823,524	808,257	797,118	795,832
Total deposits	897,728	910,383	892,885	872,434	874,839

Borrowings	172,039	157,046	184,053	213,060	213,066
Accounts payable, accrued interest and other liabilities	14,736	14,512	14,113	14,907	14,532
Total liabilities	1,084,503	1,081,941	1,091,051	1,100,401	1,102,437

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,236,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,197,727, 6,264,035, 6,323,219, 6,414,751 and 6,511,011 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,978	99,782	99,553	99,434	99,306
Retained earnings	216,159	215,466	214,156	213,693	213,163
Treasury stock at cost (12,038,888, 11,965,580, 11,906,396, 11,814,864, and 11,718,604 shares, respectively)	(190,891)	(189,224)	(187,333)	(185,836)	(184,300)
Accumulated other comprehensive income, net of tax	8	13	14	17	18
Total stockholders’ equity	125,437	126,220	126,573	127,491	128,370
Total liabilities and stockholders’ equity	$1,209,940	$1,208,161	$1,217,624	$1,227,892	$1,230,807

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,
	2026	2025
Interest income:
Loans receivable, net	$13,449	$13,131
Investment securities	356	430
FHLB - San Francisco stock and other equity investments	480	211
Interest-earning deposits	442	374
Total interest income	14,727	14,146

Interest expense:
Checking and money market deposits	58	51
Savings deposits	279	171
Time deposits	3,013	2,764
Borrowings	1,607	2,230
Total interest expense	4,957	5,216

Net interest income	9,770	8,930
Provision for (recovery of) credit losses	777	(626)
Net interest income, after provision for (recovery of) credit losses	8,993	9,556

Non-interest income:
Loan servicing and other fees	74	146
Deposit account fees	234	265
Card and processing fees	290	302
Other	206	100
Total non-interest income	804	813

Non-interest expense:
Salaries and employee benefits	4,659	4,770
Premises and occupancy	887	947
Equipment	414	406
Professional	407	414
Sales and marketing	204	148
Deposit insurance premiums and regulatory assessments	161	165
Other	887	784
Total non-interest expense	7,619	7,634
Income before income taxes	2,178	2,735
Provision for income taxes	605	1,054
Net income	$1,573	$1,681

Basic earnings per share	$0.25	$0.26
Diluted earnings per share	$0.25	$0.25
Cash dividends per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Interest income:
Loans receivable, net	$13,449	$13,116	$12,705	$13,072	$13,131
Investment securities	356	376	395	411	430
FHLB - San Francisco stock and other equity investments	480	177	488	214	211
Interest-earning deposits	442	264	272	253	374
Total interest income	14,727	13,933	13,860	13,950	14,146

Interest expense:
Checking and money market deposits	58	46	54	56	51
Savings deposits	279	249	219	197	171
Time deposits	3,013	2,733	2,609	2,672	2,764
Borrowings	1,607	1,594	1,815	2,101	2,230
Total interest expense	4,957	4,622	4,697	5,026	5,216

Net interest income	9,770	9,311	9,163	8,924	8,930
Provision for (recovery of) credit losses	777	(95)	326	(158)	(626)
Net interest income, after provision for (recovery of) credit losses	8,993	9,406	8,837	9,082	9,556

Non-interest income:
Loan servicing and other fees	74	136	125	176	146
Deposit account fees	234	258	271	273	265
Card and processing fees	290	335	280	286	302
Other	206	554	37	182	100
Total non-interest income	804	1,283	713	917	813

Non-interest expense:
Salaries and employee benefits	4,659	4,897	4,813	4,783	4,770
Premises and occupancy	887	878	884	851	947
Equipment	414	428	444	479	406
Professional	407	370	325	442	414
Sales and marketing	204	227	179	158	148
Deposit insurance premiums and regulatory assessments	161	162	157	177	165
Other	887	787	837	1,059	784
Total non-interest expense	7,619	7,749	7,639	7,949	7,634
Income before income taxes	2,178	2,940	1,911	2,050	2,735
Provision for income taxes	605	756	557	614	1,054
Net income	$1,573	$2,184	$1,354	$1,436	$1,681

Basic earnings per share	$0.25	$0.35	$0.21	$0.22	$0.26
Diluted earnings per share	$0.25	$0.35	$0.21	$0.22	$0.25
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended
	September 30,
	2026	2025
SELECTED FINANCIAL RATIOS:
Return on average assets	0.52%	0.55%
Return on average stockholders' equity	4.93%	5.17%
Stockholders’ equity to total assets	10.37%	10.43%
Net interest spread	3.15%	2.83%
Net interest margin	3.32%	3.00%
Efficiency ratio	72.05%	78.35%
Average interest-earning assets to average interest-bearing liabilities	110.56%	110.60%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.25	$0.26
Diluted earnings per share	$0.25	$0.25
Book value per share	$20.24	$19.72
Shares used for basic EPS computation	6,243,542	6,565,592
Shares used for diluted EPS computation	6,294,268	6,624,787
Total shares issued and outstanding	6,197,727	6,511,011

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$32,721	$19,124
Multi-family	8,605	8,504
Commercial real estate	4,090	2,012
Total loans originated for investment	$45,416	$29,640

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/26	06/30/26	03/31/26	12/31/25	09/30/25
SELECTED FINANCIAL RATIOS:
Return on average assets	0.52%	0.73%	0.45%	0.47%	0.55%
Return on average stockholders' equity	4.93%	6.85%	4.21%	4.44%	5.17%
Stockholders’ equity to total assets	10.37%	10.45%	10.40%	10.38%	10.43%
Net interest spread	3.15%	3.04%	2.93%	2.86%	2.83%
Net interest margin	3.32%	3.21%	3.13%	3.03%	3.00%
Efficiency ratio	72.05%	73.15%	77.35%	80.77%	78.35%
Average interest-earning assets to average interest-bearing liabilities	110.56%	110.59%	110.59%	110.66%	110.60%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.25	$0.35	$0.21	$0.22	$0.26
Diluted earnings per share	$0.25	$0.35	$0.21	$0.22	$0.25
Book value per share	$20.24	$20.15	$20.02	$19.87	$19.72
Average shares used for basic EPS	6,243,542	6,264,665	6,367,057	6,462,230	6,565,592
Average shares used for diluted EPS	6,294,268	6,333,590	6,442,894	6,527,569	6,624,787
Total shares issued and outstanding	6,197,727	6,264,035	6,323,219	6,414,751	6,511,011

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$32,721	$37,180	$28,828	$30,415	$19,124
Multi-family	8,605	9,186	13,813	9,925	8,504
Commercial real estate	4,090	—	1,540	1,782	2,012
Total loans originated for investment	$45,416	$46,366	$44,181	$42,122	$29,640

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	09/30/26	06/30/26	03/31/26	12/31/25	09/30/25
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$17	$17	$23	$23	$23
Allowance for credit losses on loans held for investment	$6,591	$5,850	$5,934	$5,634	$5,780
Non-performing loans to loans held for investment, net	0.05%	0.05%	0.09%	0.10%	0.18%
Non-performing assets to total assets	0.04%	0.04%	0.08%	0.08%	0.15%
Allowance for credit losses on loans to gross loans held for investment	0.64%	0.57%	0.58%	0.55%	0.56%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$504	$505	$978	$990	$1,888
Loans 30 to 89 days delinquent	$2	$1	$1	$1	$—

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/26	06/30/26	03/31/26	12/31/25	09/30/25
(Recovery of) recourse provision for loans sold	$—	$(6)	$—	$—	$—
Provision for (recovery of) credit losses	$777	$(95)	$326	$(158)	$(626)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	09/30/26	06/30/26	03/31/26	12/31/25	09/30/25
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.25%	10.30%	9.98%	9.79%	9.55%
Common equity tier 1 capital ratio	17.36%	19.41%	19.01%	18.67%	18.19%
Tier 1 risk-based capital ratio	17.36%	19.41%	19.01%	18.67%	18.19%
Total risk-based capital ratio	18.40%	20.34%	19.96%	19.56%	19.09%

	As of September 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities(2)	$105	4.10%	$257	4.85%
U.S. government sponsored enterprise MBS(3)	80,169	1.62	99,154	1.60
U.S. government sponsored enterprise CMO(4)	3,812	2.80	4,466	2.72
Total investment securities held to maturity	$84,086	1.67%	$103,877	1.66%

Available for sale (at fair value):
U.S. government agency MBS(3)	$805	5.21%	$1,038	5.10%
U.S. government sponsored enterprise MBS(3)	302	5.94	431	6.44
Private issue CMO(4)	56	5.36	75	5.77
Total investment securities available for sale	$1,163	5.41%	$1,544	5.51%
Total investment securities	$85,249	1.72%	$105,421	1.72%

(1)
Weighted-average yield earned on all instruments included in the balance of the respective line item.
(2)
Small Business Administration (“SBA”)
(3)
Mortgage-Backed Securities (“MBS”)
(4)
Collateralized Mortgage Obligations (“CMO”)

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of September 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$582,442	4.83%	$549,535	4.72%
Multi-family (5 or more units)	381,555	6.12	415,175	5.57
Commercial real estate	69,075	6.73	71,010	6.59
Construction	—	—	632	8.15
Other	—	—	88	5.25
Commercial business loans	—	—	1,324	9.43
Consumer loans	65	16.80	61	17.50
Total loans held for investment, gross	1,033,137	5.43%	1,037,825	5.20%

Advance payments of escrows	179		184
Deferred loan costs, net	9,970		9,547
Allowance for credit losses on loans	(6,591)		(5,780)
Total loans held for investment, net	$1,036,695		$1,041,776
Purchased loans serviced by others included above	$1,507	5.72%	$1,626	5.72%

(1)
Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of September 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$85,351	—%	$79,007	—%
Checking accounts – interest-bearing	222,911	0.05	234,038	0.05
Savings accounts	215,695	0.52	228,616	0.31
Money market accounts	21,927	0.58	24,165	0.47
Time deposits	351,844	3.38	309,013	3.42
Total deposits(2)(3)	$897,728	1.47%	$874,839	1.32%

Brokered CDs included in time deposits above	$158,043	3.94%	$123,821	4.10%

BORROWINGS:
Overnight	$—	—%	$25,000	4.49%
Three months or less	40,000	4.16	54,000	5.03
Over three to six months	8,000	3.94	54,000	4.26
Over six months to one year	79,000	3.75	45,000	4.66
Over one year to two years	45,039	4.39	20,000	4.03
Over two years to three years	—	—	15,066	4.41
Over three years to four years	—	—	—	—
Over four years to five years	—	—	—	—
Over five years	—	—	—	—
Total borrowings(4)	$172,039	4.02%	$213,066	4.55%

(1)
Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $188.6 million (of which, $60.3 million are collateralized) and $169.7 million (of which, $52.4 million are collateralized) at September 30, 2026 and 2025, respectively.
(3)
The average balance of deposit accounts was approximately $40 thousand and $37 thousand at September 30, 2026 and 2025, respectively.
(4)
The Bank had approximately $239.1 million and $279.0 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $175.1 million and $143.3 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at September 30, 2026 and 2025, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	September 30, 2026		September 30, 2025
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,031,417	5.22%	$1,039,533	5.05%
Investment securities	88,395	1.61	108,699	1.58
FHLB - San Francisco stock and other equity investments	10,668	18.00	10,286	8.21
Interest-earning deposits	46,971	3.68	33,512	4.37
Total interest-earning assets	$1,177,451	5.00%	$1,192,030	4.75%
Total assets	$1,207,580		$1,222,396

Deposits(2)	$905,931	1.47%	$884,951	1.34%
Borrowings	159,054	4.01	192,853	4.59
Total interest-bearing liabilities(2)	$1,064,985	1.85%	$1,077,804	1.92%
Total stockholders’ equity	$127,712		$130,013

(1)
Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $82.7 million and $81.3 million and the average balance of uninsured deposits of $175.7 million and $144.5 million during the quarters ended September 30, 2026 and 2025, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	09/30/26	06/30/26	03/31/26	12/31/25	09/30/25
Loans on non-accrual status
Mortgage loans:
Single-family	$50	$50	$520	$529	$568
Multi-family	454	455	458	461	1,320
Total	504	505	978	990	1,888

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	504	505	978	990	1,888

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$504	$505	$978	$990	$1,888

(1)
The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.